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                                                                EXHIBIT 99.01

                          RISK FACTORS OF THE COMPANY


DEPENDENCE ON CERTAIN INDUSTRIES AND CLIENTS

     The Company's revenues are highly dependent upon the research and development and sales and marketing expenditures of the pharmaceutical and biotechnology industries. The Company has benefited to date from the growing tendency of pharmaceutical and biotechnology companies to engage independent outside organizations to conduct large clinical research and sales and marketing projects. The Company's operations could be materially and adversely affected by a general economic decline in these industries or by any reduction in the outsourcing of development or sales and marketing expenditures. The Company has in the past derived, and may in the future derive, a significant portion of its net revenue from a relatively limited number of major projects or clients. In 1996, 10 clients accounted for approximately 48% of the Company's consolidated net revenue. As pharmaceutical companies continue to outsource large projects and studies to fewer full-service global providers, the concentration of business could increase. The Company is likely to experience such concentration in 1997 and in future years. The loss of any such client could materially and adversely affect the Company. See "Business -- Clients and Marketing".

MANAGEMENT OF GROWTH

     The Company has experienced rapid growth over the past 10 years. The Company believes that its sustained growth places a strain on operational, human and financial resources. In order to manage its growth, the Company must continue to improve its operating and administrative systems and to attract and retain qualified management, professional, scientific and technical personnel. Foreign operations may involve the additional risks of assimilating differences in foreign business practices, hiring and retaining qualified personnel, and overcoming language barriers. The Company has a transnational organizational structure, comprised of three operating divisions performing complementary functions with a holding company performing management functions. While this transnational structure has successfully supported the Company's growth to date, the Company recently has completed a number of acquisitions, and there can be no assurance that this structure will continue to be effective. See "Business -- General". Failure to manage growth effectively could have a material adverse effect on the Company.

ACQUISITION RISKS

     Acquisitions involve numerous risks, including difficulties and expenses incurred in connection with the acquisition and the assimilation of the operations and services of the acquired companies, the diversion of management's attention from other business concerns and the potential loss of key employees of the acquired companies. Acquisitions of foreign companies also may involve the additional risks of assimilating differences in foreign business practices and overcoming language barriers. Since February 1996, the Company has completed four acquisitions, both within the United States and internationally. There can be no assurance that the Company's past and any future acquisitions will be successfully integrated into its operations. See "Business -- General". The Company reviews many acquisition candidates in the ordinary course of business, and the Company continually is evaluating new acquisition opportunities. Given the CRO industry consolidation which is occurring, the Company expects to continue to evaluate and compete for suitable acquisition candidates. There can be no assurance that the Company will successfully complete future acquisitions nor that acquisitions, if completed, will contribute favorably to the Company's operations and future financial condition. Although the Company performs due diligence investigations on each company or business it seeks to acquire, there may be liabilities which the Company fails or is unable to discover for which the Company, as a successor owner, may be liable. The Company generally seeks to minimize its exposure to such liabilities by obtaining


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indemnification from each seller, which may be supported by deferring payment of a portion of the purchase price. However, there is no assurance that such indemnifications, even if obtainable, enforceable and collectible (as to which there also is no assurance), will be sufficient in amount, scope or duration to fully offset the potential liabilities arising from the acquisitions.

RISKS RELATING TO CONTRACT SALES SERVICES

     Outsourced contract sales services is a relatively new industry outside the U.K. The Company believes that the contract sales industry emerged in the 1980s, primarily in the U.K., because of regulatory cost containment pressure on pharmaceutical companies. As a result, large pharmaceutical companies began to outsource their sales and marketing activities incident to product launch. There is a relatively low level of market penetration for outsourced sales and marketing services in most other countries, including the United States. As such, companies in this industry are subject to all of the risks inherent in a new or emerging industry, including an inability to attract and retain clients, changes in the regulatory regime, an absence of an established earnings history, the availability of adequately trained sales representatives and additional and unforeseen costs and expenses. There can be no assurance that the Company will be able to market successfully its contract sales and marketing services outside the U.K. See "Business -- Services".

COMPETITION; INDUSTRY CONSOLIDATION

     The market for the Company's contract research services is highly competitive, and the Company competes against traditional CROs, the in-house research and development departments of pharmaceutical companies, as well as universities and teaching hospitals. In sales and marketing services, the Company competes against the in-house sales and marketing departments of pharmaceutical companies and small local contract sales organizations in each country in which it operates. The Company also competes against consulting firms offering healthcare consulting services, including boutique firms specializing in the healthcare industry and the healthcare departments of large firms. Expansion by these competitors into other areas in which the Company operates could affect the Company's competitive position. Increased competition may lead to price and other forms of competition that may affect the Company's margins. See "Business -- Competition". Consolidation within the pharmaceutical industry, as well as a trend by pharmaceutical companies to limit outsourcing to fewer organizations, has heightened the competition for contract research services. As a result, consolidation also has occurred among the providers of contract research services, and several large, full-service providers have emerged, including the Company. If these consolidation trends continue, they may result in greater competition among the larger contract research providers for clients and acquisition candidates.

LOSS OR DELAY OF LARGE CONTRACTS; FIXED PRICE NATURE OF CONTRACTS

     Most of the Company's contracts are terminable upon 15-90 days' notice by the client. Although the contracts typically provide for payment of certain fees for winding down the study and, in some cases, a termination fee, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect the Company's future net revenue and profitability. Contracts may be terminated for a variety of reasons, including the failure of a product to satisfy safety requirements, unexpected or undesired results of the product, the client's decision to forego a particular study or insufficient patient enrollment or investigator recruitment. The Company contracts with investigators who undertake to recruit large numbers of patients in many of its studies. There can be no assurance that the Company will always be able to satisfy recruitment targets, particularly in large studies for which there is little precedent. In addition, most of the Company's contracts for the provision of its services are fixed price or fee-for-service subject to a cap. Since the Company's contracts are predominantly structured in this manner, the Company bears the risk of cost overruns. Underpricing of contracts or significant cost overruns could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Contract Revenue".

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DEPENDENCE ON PERSONNEL

     The Company relies on a number of key executives, including Dennis B. Gillings, Ph.D., its Chairman of the Board of Directors and Chief Executive Officer. The Company maintains key man life insurance on Dr. Gillings in the amount of $3 million. The loss of the services of any key executives could have a material adverse effect on the Company. In addition, the Company's performance depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. There can be no assurance that the Company will be able to continue to attract and retain qualified personnel.

POTENTIAL LIABILITY

     In connection with its provision of contract research services, the Company contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered. Although the Company does not believe it is legally accountable for the medical care rendered by third party investigators, it is possible that the Company could be held liable for the claims and expenses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. The Company also could be held liable for errors or omissions in connection with the services it performs. In addition, as a result of its Phase I clinical trials facilities, the Company could be liable for the general risks associated with a Phase I facility including, but not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers. The Company believes that its risks are reduced by contractual indemnification provisions with clients and investigators, insurance maintained by clients and investigators and by the Company, various regulatory requirements, including the use of institutional review boards and the procurement of each volunteer's informed consent to participate in the study. The contractual indemnifications generally do not protect the Company against certain of its own actions such as negligence. The contractual arrangements are subject to negotiation with clients and the terms and scope of such indemnification vary from client to client and from trial to trial. The financial performance of these indemnities is not secured. Therefore, the Company bears the risk that the indemnifying party may not have the financial ability to fulfill its indemnification obligations. The Company maintains professional liability insurance that covers worldwide territories in which the Company currently does business and includes drug safety issues as well as data processing errors and omissions. There can be no assurance that the Company will be able to maintain such insurance coverage on terms acceptable to the Company. The Company could be materially and adversely affected if it were required to pay damages or bear the costs of defending any claim outside the scope of or in excess of a contractual indemnification provision or beyond the level of insurance coverage or in the event that an indemnifying party does not fulfill its indemnification obligations.

DEPENDENCE ON GOVERNMENT REGULATION

     The Company's contract research business has benefited from the extensive governmental regulation of the drug development process, particularly in the United States. In Europe, the general trend has been towards establishing common standards for clinical testing of new drugs, leading to changes in the various requirements currently imposed by each country. The Company believes that the level of regulation is generally less burdensome outside the United States. From time to time legislation is introduced in the U.S. Congress to substantially modify regulations administered by the Food and Drug Administration ("FDA") governing the drug approval process. Changes in regulation in the United States or elsewhere, including mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures, could decrease the business opportunities available to the Company. In addition, the failure on the part of the Company to comply with applicable regulations could result in the termination of ongoing clinical research

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or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on the Company.

UNCERTAINTY IN HEALTHCARE INDUSTRY AND POSSIBLE HEALTHCARE REFORM

     The healthcare industry is subject to changing political, economic and regulatory influences that may affect the pharmaceutical, biotechnology and medical device industries. Numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. Implementation of government healthcare reform may adversely affect research and development expenditures by pharmaceutical, biotechnology and medical device companies which could decrease the business opportunities available to the Company. Management is unable to predict the likelihood of healthcare reform legislation being enacted or the effects such legislation would have on the Company.

EXCHANGE RATE FLUCTUATIONS

     Approximately 56.5%, 59.2% and 57.0% of the Company's net revenue for the years ended December 31, 1996, 1995, and 1994, respectively, were derived from the Company's operations outside the United States. The Company's operations and financial results could be significantly affected by factors associated with international operations such as changes in foreign currency exchange rates and uncertainties relative to regional economic circumstances, as well as by other risks sometimes associated with international operations. Since the revenue and expenses of the Company's foreign operations are generally denominated in local currencies, exchange rate fluctuations between such local currencies and the U.S. dollar will subject the Company to currency translation risk with respect to the reported results of its foreign operations. Also, the Company may be subject to foreign currency transaction risks when the Company's service contracts are denominated in a currency other than the currency in which the Company incurs expenses related to such contracts. The Company limits its foreign currency transaction risks through exchange rate collars stated in its contracts with clients or the Company hedges the transaction risk with foreign exchange contracts or options. There can be no assurance that the Company will not experience fluctuations in financial results from the Company's operations outside the United States, and there can be no assurance the Company will be able to contractually or otherwise favorably reduce its currency transaction risk associated with its service contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

VARIATION IN QUARTERLY OPERATING RESULTS

     The Company's results of operations have been and can be expected to be subject to quarterly fluctuations. Quarterly results can fluctuate as a result of a number of factors, including the timing of start-up expenses for new offices, acquisitions, the completion or commencement of significant contracts, changes in the mix of services offered and foreign exchange fluctuations. The Company believes that quarterly comparisons of its financial results should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

VOLATILITY OF STOCK PRICE

     The market price of the Company's Common Stock has been and may continue to be subject to wide fluctuations in response to variations in operating results from quarter to quarter, changes in earnings estimates by analysts, market conditions in the industry and general economic conditions. See "Price Range of Common Stock and Dividend Policy".